                                                                      EXHIBIT 11


                COMMUNITY PSYCHIATRIC CENTERS AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                          Three Months Ended
                                            February 29\28
                                            1996       1995
                                    -----------------------------
                                    (000s, except per share data)
Weighted average
  common shares*                          $ 43,702   $ 43,597
                                          ========   ========


Net Earnings                              $  3,723   $  5,930
                                          ========   ========


Earnings per share                        $    .09   $    .14
                                          ========   ========


* Dilutive common stock equivalents are less than 3% of weighted average common shares outstanding.